Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Katie Loughnot
	Senior Vice President	Vice President
	Chief Financial Officer	Investor & Media Relations
	Phone: (925) 965-4315	Phone: (925) 965-4509
Email: katie.loughnot@ros.com

ROSS STORES OCTOBER SAME STORE SALES RISE 4%
COMPANY ESTIMATES THIRD QUARTER EPS

          Pleasanton, California, November 4, 2004 -- Ross Stores, Inc. (Nasdaq: ROST) today reported sales of $342 million for the four weeks ended October 30, 2004, a 14% increase over the  $299 million in sales for the four weeks ended November 1, 2003.  Comparable store sales during October rose 4% over the prior year.

          For the 13 weeks ended October 30, 2004, sales rose 5% to $1.028 billion, compared to $977 million for the 13 weeks ended November 1, 2003.  Comparable store sales for the third quarter declined 3% from the prior year period.

          Sales for the 39 weeks ended October 30, 2004 rose 7% to $3.028 billion, compared to $2.822 billion for the 39 weeks ended November 1, 2003.  Year-to-date, comparable store sales declined 1% from the prior year period.

          Michael Balmuth, Vice Chairman and Chief Executive Officer said, “Same store sales in October outperformed our expectations, benefiting mainly from strength in California.  Comparable store sales in our largest state rose 10% during the month after a 4% decline in the prior year when business was impacted by unseasonably warm weather and major wildfires throughout Southern California.”

          “We continued to make progress during October in remedying the remaining merchant reporting issues related to our Core Merchandising System, and we are currently on track with our target of completing this work by the end of the fiscal year.  As previously reported, our merchants have been receiving the information and trend data we consider most important to the buying process since the end of August,” said Mr. Balmuth.

          Mr. Balmuth continued, “We recently sold our former corporate headquarters and distribution center in Newark, California for a net selling price of approximately $17 million, or slightly more than the current carrying cost of the property.  This transaction is expected to result in a net gain during the third quarter of about $.01 per share.”

          “Based on the stronger than expected sales in October, and inclusive of the aforementioned gain on the sale of the Newark property, we now estimate that earnings per share for the 13 weeks ended October 30, 2004 will be in the range of $.25 to $.26, compared to $.33 for the 13 weeks ended November 1, 2003.  We expect to report final 2004 third quarter results on Tuesday, November 16, 2004,” said Mr. Balmuth.

          “Looking ahead to the holiday season, we are maintaining our prior forecast for same store sales to decline in the 1% to 4% range for the 13 weeks ending January 29, 2005, compared to a 4% increase in the prior year.  We also continue to forecast that fourth quarter earnings per share will be in the range of $.31 to $.37, compared to $.48 for the 13 weeks ended January 31, 2004,” concluded Mr. Balmuth.

          Additional recorded information concerning today’s press release and the Company’s future outlook can be accessed by calling 402-220-5900, PIN #2363, from 8:30 a.m. Eastern time on November 4, 2004 through 8:00 p.m. Eastern time on November 5, 2004.  A transcript of these comments also will be made available on the press release page of the Company’s website at www.rossstores.com.

          Ross Stores will report final results for the third quarter ended October 30, 2004 on Tuesday, November 16, 2004.  The earnings press release will be issued at approximately 8:30 a.m. Eastern time.  A conference call is scheduled to follow on the same date at 12:00 noon Eastern time to communicate additional details concerning the quarter’s results and management’s future outlook.   Anyone may listen to a real time audio broadcast of the conference call by visiting the Company’s website at www.rossstores.com.   A recorded version of the call will also be available at the same location.

          Forward-Looking Statements:  This press release and the recorded comments and transcript on the Company’s website contain forward-looking statements regarding planned new store growth and expected sales and earnings levels and forward-looking statements regarding the time needed to remedy ongoing difficulties with new core merchandising systems and the severity, duration and financial impact of resulting in-store inventory imbalances, all of which are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from management’s current expectations.  The Company is continuing to assess the new information systems, and cannot be certain that all problems have currently been discovered or that their scope is understood.  The estimated earnings per share for the 13 weeks ended October 30, 2004 are preliminary and subject to adjustments. The words “plan,” “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “project,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Stores and dd’s DISCOUNTSSM include, without limitation, the Company’s ability to successfully and quickly implement, integrate and correct difficulties in various new supply chain and core merchandising systems, including generation of all necessary information in a timely and cost effective manner, obtaining acceptable new store locations, competitive pressures in the apparel industry, changes in the level of consumer spending on or preferences for apparel or home-related merchandise, changes in geopolitical and general economic conditions, unseasonable weather trends, lower than planned gross margin and greater than planned operating costs. Other risk factors are detailed in the Company’s Form 10-K for fiscal 2003.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect the Company’s outlook at any other point in time.  The Company does not undertake to update or revise these forward-looking statements.

          Ross Stores, Inc., a Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second-largest off-price company with 2003 revenues of $3.9 billion.   The Company had a total of 641 Ross stores in operation as of October 30, 2004, compared to 573 locations at the end of the same period last year.  In addition, a total of 10 initial dd’s DISCOUNTSSM opened in Northern California during the third quarter of 2004.  Ross Stores offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices.  dd’s DISCOUNTSSM features a more moderate assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices.  Additional information is available on the Company’s website at www.rossstores.com.

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